TRIMBLE INC.
AMENDED AND RESTATED 2002 STOCK PLAN
GLOBAL PERFORMANCE STOCK UNIT
AWARD AGREEMENT
(Management Grants)

Unless otherwise defined herein, the capitalized terms used in this Performance Stock Unit Award Agreement shall have the same defined meanings as set forth in the Trimble Inc. Amended and Restated 2002 Stock Plan (the “Plan”).
Name: [●]
Employee ID: [●]
You have been awarded the right to receive Common Stock of the Company or a cash equivalent, subject to the terms and conditions of the Plan and this Global Performance Stock Unit Award Agreement, including any special terms and conditions for your country in the appendix attached hereto (the “Appendix”, together with this Global Performance Stock Unit Award Agreement, the “Award Agreement”), as follows:
Date of Grant: [●]
Target Number of Performance Stock Units (“Target Units”): [●] PSUs
Vesting Schedule
Subject to the terms of the Plan and this Award Agreement, the Performance Stock Units granted under this Award Agreement vest on the last date of the Performance Period, but only (i) to the extent the Performance Goals (as set forth in Schedule A) are attained, as determined in accordance with the paragraph below and (ii) as long as you continue to be a Service Provider, as further described in paragraph 11 of the “Nature of Award” section below, from the date of grant of the Performance Stock Units through the last date of the Performance Period.
As soon as reasonably practicable after the completion of the Performance Period, the Administrator shall determine the actual level of attainment of the Performance Goals. On the basis of the determination of attainment of the Performance Goals, the number of Performance Stock Units that are eligible to vest shall be calculated.
Anything in the foregoing to the contrary notwithstanding:
(1)In the event that you cease to be a Service Provider as a result of your death prior to the last day of the Performance Period, you shall vest in a number of Performance Stock Units equal to the product of the number of Performance Stock Units that become eligible to vest based on the attainment level of the Performance Goals calculated as of the end of the Performance Period, multiplied by the Pro Rata Factor, rounded up to the nearest whole number of Performance Stock Units. “Pro Rata Factor” means a fraction, the numerator of which is the number of days that you have completed as a Service Provider during the period commencing on the date of grant of the Performance Stock Units and ending on the date that is the earlier of your death or the Shortened Performance Attainment Date, as applicable, and the denominator of which is the number of total days contained in the period commencing on the date of grant of the Performance Stock Units and ending on the last day of the Performance Period.
(2)In the event of a Change in Control that occurs prior to the end of the Performance Period, (A) the Performance Period shall be shortened to end on a date preceding the consummation of the Change in Control selected by the Company (the “Shortened Performance Attainment Date”), (B) a number of Performance Stock Units shall vest immediately prior to the Change in Control equal to the product of (1) the number of Performance Stock Units that become eligible to vest based on the attainment level of the Performance Goals (or if the attainment level cannot then be measured, the Target Number of Performance Stock Units), multiplied by the (2) the Pro Rata Factor (the “Pro Rata Portion”), and (C) the number of Performance Stock Units equal to the difference between (1) the number of Performance Stock Units that became eligible to vest based on attainment of the Performance Goals as determined in subsection (2)(B)(1) of this paragraph, and (2) the Pro Rata Portion (the difference between these two amounts, the “Converted RSUs”), shall vest on the last day of the Performance Period, provided you continue to be a Service Provider through such date. Notwithstanding the foregoing, if you cease to be a Service Provider as a result of your involuntary termination by the Company (or an Affiliate) for reasons other than Cause within one year following the Change in Control and prior to the last day of the Performance Period, the Converted RSUs shall vest automatically as of the date you cease to be a Service Provider. For purposes of this Award Agreement, “Cause” shall mean, as determined by the Company: (AA) your performance of any act or omission which, if you were prosecuted, would constitute a felony or misdemeanor; (BB) your failure to carry out your material duties; (CC) your dishonesty towards or fraud upon the Company or any Affiliate which is injurious to the Company or any Affiliate; (DD) your violation of any Company or Affiliate practice or agreement or confidentiality obligations to the Company, any Affiliate, or any customers of the Company or any Affiliate, or misappropriation of assets of the Company or any Affiliate; (EE) your inability to carry out your essential duties with reasonable accommodation, if any, unless prohibited by law. Notwithstanding the foregoing, if you are a party to a Change in Control Severance Agreement, the provisions of this paragraph (2) shall not apply. For the avoidance of any doubt, the Converted RSUs shall be subject to Section 14(c) of the Plan.
(3)In the event that you have been selected to participate in the Company Age and Service Equity Vesting Program (the “Vesting Program”) on or before the date of grant of the Performance Stock Units, this Award Agreement shall also be subject to the terms of the Vesting Program.
(4)If you are a party to an Executive Severance Agreement with the Company, this Award Agreement shall also be subject to the terms of such Executive Severance Agreement.
Settlement
For each vested Performance Stock Unit, you shall be entitled to receive (1) a number of whole Shares equal to the number of Performance Stock Units vesting on such vesting date, or (2) a cash payment equal to the product of the number of Performance Stock Units vesting on such vesting date and the Fair Market Value of one Share on such vesting date or (3) a combination of the foregoing at the Company’s discretion under the terms of the Plan. Such payment shall be made on or as soon as practicable following the date of vesting, but no later than the earlier of (i) 74 days following the end of the Performance Period, (ii) 30 days following a Change in Control (in the event of a vesting event pursuant to paragraph (2) under the “Vesting Schedule” section above), or (iii) 30 days following the date you cease to be a Service Provider (in the event of a vesting event pursuant to paragraph (2) under the “Vesting Schedule” section above). Notwithstanding the foregoing, to the extent this Award Agreement is subject to a Change in Control Severance Agreement, an Executive Severance Agreement or the Vesting Program, the settlement terms of such agreement or program shall control with respect to the Performance Stock Units to the extent necessary to comply with Section 409A of the Code.
Forfeiture
Except as provided above under the heading “Vesting Schedule,” upon the date that you cease to be a Service Provider for any reason, all unvested Performance Stock Units shall be forfeited. The date you cease to be a Service Provider for purposes of the Award will be the date described in paragraph (11) of the “Nature of Award” section below.
Tax Obligations
You acknowledge that, regardless of any action taken by the Company or, if different, your employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Stock Units, including, but not limited to, the grant, vesting or settlement of the Performance Stock Units, the issuance of Shares (or the cash equivalent) upon settlement of the Performance Stock Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of this Award or any aspect of the Performance Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you agree to make arrangements satisfactory to the Company and/or the Employer to fulfill all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligations for Tax-Related Items by one or a combination of the following:
(1)withholding from your wages or other cash compensation paid to you by the Company and/or the Employer or any Subsidiary or Affiliate; or
(2)withholding from proceeds of the sale of the Shares acquired upon vesting/settlement of the Performance Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization and without further consent); or
(3)withholding in Shares to be issued upon vesting/settlement or from the cash payment received at settlement (if any) of the Performance Stock Units.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum applicable permissible statutory rate for your tax jurisdiction(s), in which case you will have no entitlement to the equivalent amount in Shares and may receive a refund of any over-withheld amount in cash in accordance with applicable law. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested

Performance Stock Units, notwithstanding that a number of Shares are held back solely for the purpose of satisfying the withholding obligation for the Tax-Related Items.
Finally, you agree to pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares (or the cash equivalent) or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.
Code Section 409A
The vesting and settlement of Performance Stock Units awarded pursuant to this Award Agreement are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code. In furtherance of this intent, the provisions of this Award Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions. The Administrator reserves the right, to the extent the Administrator deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement to ensure that the Performance Stock Units qualify for exemption from or comply with Section 409A of the Code or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical; provided, however, that the Company makes no representations that the Performance Stock Units will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to these Performance Stock Units. Nothing in this Award Agreement shall provide a basis for any person to take any action against the Company or any of its Subsidiaries or Affiliates based on matters covered by Section 409A of the Code, including the tax treatment of this Award Agreement, and neither the Company nor any of its Subsidiaries or Affiliates will have any liability under any circumstances to you or any other party if the Performance Stock Units that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Administrator with respect thereto.
Nature of Award
In accepting this Award, you acknowledge, understand and agree that:
(1)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(2)this Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(3)all decisions with respect to future restricted stock unit grants, if any, will be at the sole discretion of the Company;
(4)you are voluntarily participating in the Plan;
(5)this Award and your participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Affiliate, and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate your Service Provider relationship at any time;
(6)the Performance Stock Units and the Shares subject to the Performance Stock Units, and the income and value of same, are not intended to replace any pension rights or compensation;
(7)unless otherwise agreed with the Company, the Performance Stock Units and the Shares subject to the Performance Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Subsidiary or Affiliate of the Company;
(8)the Performance Stock Units and the Shares subject to the Performance Stock Units, and the income and value of same, are not part of normal or expected compensation or salary for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;
(9)the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;
(10)no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Stock Units resulting from termination of your relationship as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are engaged as a Service Provider or the terms of your employment or service agreement, if any);
(11)for purposes of the Award, your relationship as a Service Provider will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are engaged as a Service Provider or the terms of your employment or service agreement, if any); unless otherwise expressly provided in this Award Agreement or determined by the Company, your right to vest in the Performance Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the period during which you are considered a Service Provider would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are engaged as a Service Provider or the terms of your employment or service agreement, if any); the Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Award (including whether you may still be considered to be actively providing services while on a leave of absence);
(12)unless otherwise provided in the Plan or by the Company in its discretion, the Performance Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Performance Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(13)neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the United States Dollar and your local currency (if different) that may affect the value of the Performance Stock Units or of any amounts due to you pursuant to the settlement of the Performance Stock Units or the subsequent sale of any Shares acquired upon settlement.
No Advice Regarding Award
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You acknowledge, understand and agree you should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
No Stockholder Rights Prior to Settlement
You shall have no rights of a stockholder (including the right to distributions or dividends or to vote) unless and until Shares are issued pursuant to the terms of this Award Agreement.
Compliance with Law
Notwithstanding anything to the contrary contained herein, no Shares will be issued to you upon vesting of the Performance Stock Units unless the Shares subject to the Performance Stock Units are then registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or, if such Shares are not so registered, the Company has determined that such vesting and issuance would be exempt from the registration requirements of the Securities Act. Further, no Shares will be issued until completion of any other applicable registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of any applicable governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. By accepting the Performance Stock Units, you agree not to sell any of the Shares received under this Award at a time when Applicable Laws or Company policies prohibit a sale.
Clawback Provision
The Performance Stock Units and any financial gain thereof will be subject to recoupment in accordance with the Company’s Incentive Compensation Recoupment Policy, effective as of May 2, 2017, and as may be amended from time to time, and any clawback policy that is required to be adopted pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws.
Insider Trading Restrictions / Market Abuse Laws
You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and your country, which may affect your ability to acquire, sell or otherwise dispose of Shares or rights to Shares (e.g., Performance Stock Units) under the Plan during such time as you are considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company.  You are responsible for ensuring compliance with any applicable restrictions and should consult your personal legal advisor on such matters.
Data Privacy Information and Consent
The Company is located at [Company Address] and grants Performance Stock Units to employees of the Company and its Subsidiaries, at the Company’s sole discretion. If you would like to participate in the Plan, you should review the following information about the Company’s data processing practices and declare your consent.

(a)Data Collection and Usage. The Company collects, processes and uses your personal data, including your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all Performance Stock Units canceled, vested, or outstanding in your favor, which the Company receives from you or the Employer. If the Company offers you a grant of Performance Stock Units under the Plan, then the Company will collect your personal data for purposes of allocating stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of your personal data would be your consent.
(b)Stock Plan Administration Service Providers. The Company transfers participant data to Fidelity Stock Plan Services, LLC (“Fidelity”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share your data with another company that serves in a similar manner. The Company’s service provider will open an account for you to receive and trade Shares. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to your ability to participate in the Plan.
(c)International Data Transfers. The Company and its service providers are based in the United States. You should note that your country may have enacted data privacy laws that are different from the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program, which is open to companies subject to Federal Trade Commission jurisdiction and in which the Company does participate with respect to employee data. The Company’s legal basis for the transfer of your personal data is your consent.
(d)Data Retention. The Company will use your personal data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs your personal data, the Company will remove it from it from its systems. If the Company keeps data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Your participation in the Plan and your grant of consent is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you withdraw your consent, you cannot participate in the Plan. This would not affect your salary as an employee or your career; you would merely forfeit the opportunities associated with the Plan.
(f)Data Subject Rights. You may have a number of rights under data privacy laws in your country. For example, in the European Union, your rights include the right to (a) request access or copies of personal data the Company processes, (b) rectification of incorrect data, (c) deletion of data, (d) restrictions on processing, (e) to lodge complaints with competent authorities in your country, and/or (f) request a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding your rights or to exercise your rights please contact the Company at [stock admin email address].
By clicking on the data privacy acceptance box in the Company’s electronic procedures, you am declaring that you agree with the data processing practices described herein and consent to the collection, processing and use of your personal data by the Company and the transfer of personal data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
Entire Agreement
The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of you and the Company with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by you and the Company. Notwithstanding the foregoing, if the Award Agreement is subject to the Vesting Program, an Executive Severance Agreement or a Change in Control Severance Agreement with the Company, the terms of such applicable Vesting Program, Executive Severance Agreement, or Change in Control Severance Agreement shall also apply to this Award Agreement.
Governing Law/Venue
This Award of Performance Stock Units and this Award Agreement are governed by, and subject to, the internal substantive laws, but not the choice of law rules, of the State of Delaware, U.S.A.
For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Award Agreement, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the State of California, U.S.A., and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, U.S.A., or the federal courts for the United States for the Northern District of California, and no other courts, where this Award is made and/or to be performed.
Language
You acknowledge that you are sufficiently proficient in English, or have consulted with an advisor who is sufficiently proficient in English so as to allow you, to understand the terms and conditions of this Award Agreement. If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Electronic Delivery and Participation
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Severability
The provisions of this Award Agreement (which includes the Appendix) are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Appendix
The Performance Stock Units shall be subject to any special terms and conditions for your country set forth in the Appendix. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country shall apply to you, unless the Company determines that the application of such terms and conditions is not necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
Imposition of Other Requirements
The Company reserves the right to impose other requirements on your participation in the Plan, on the Performance Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Foreign Asset/Account Reporting Requirements; Exchange Controls
You acknowledge that your country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect your ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you understand and agree to consult your personal legal advisor for any details.
Waiver
You acknowledge that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement or of any subsequent breach by you or any other participant in the Plan.

By your signature and the signature of the Company’s representative below OR BY YOUR ACCEPTANCE OF THIS AWARD THROUGH THE COMPANY’S ONLINE ACCEPTANCE PROCEDURE, you and the Company agree that this Award is governed by the terms and conditions of the Plan and this Award Agreement, includING the Appendix. You have reviewed the Plan and this Award Agreement, INCLUDING the Appendix, in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Award Agreement, and fully understand all provisions of the Plan and Award Agreement, INCLUDING the Appendix. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement, INCLUDING the Appendix. You further agree to notify the Company upon any change in YOUR residence address.
SERVICE PROVIDER:                Trimble Inc.:

________________________________        ____________________________________
Signature                    By

____________________________________
Print Name                    Print Name

General Counsel
Residence Address                 Title

SCHEDULE A -
PERFORMANCE GOAL SCHEDULE

1.    Eligible Number of Performance Stock Units
The actual number of Performance Stock Units that are eligible to vest in accordance with the Vesting Schedule of the Award Agreement shall be based on the attainment level of the Performance Goals set forth below, in accordance with the following formula:

▪	The product of Target Units, multiplied by the Combined Attainment Factor (defined below).
2.    Performance Period:
Fiscal Years [●] to [●]
3.    Performance Goals:
The “Combined Attainment Factor,” which is to be measured as of the end of the Performance Period (and shall in no event exceed 2.5), shall be determined by the following formula:
((70% * the Revenue & EBITDA Factor) + (30% * the ARR Factor)) * the TSR Modifier,
where these factors are determined as follows:
The “Revenue & EBITDA Factor” shall be determined by reference to the intersection of Revenue and EBITDA (as a percentage of Revenue) in the table below, measured as of the end of the Performance Period, with performance in between the identified attainment levels determined by interpolation on a linear basis:
[●]
The “ARR Factor” measures the increase in ARR during the Performance Period and shall be determined by reference to the following table:
[●]
The “TSR Modifier” shall be determined by reference to the following table:

TSR Percentile Ranking	TSR Modifier
Below 25th percentile	0.75
At or above 25th but below 50th percentile	.90
At or above 50th but below 75th percentile	1.10
At or above 75th percentile	1.25
The financial metrics used herein refer to amounts for the final fiscal year of the Performance Period, calculated in accordance with U.S. GAAP and the Company’s accounting policies (including its revenue recognition and deferred revenue policies), applied on a basis consistent with the principles, practices and procedures generally applied by the Company, with the non-GAAP adjustments described in the Company’s Annual Report on Form 10-K for reconciliation of GAAP to non-GAAP financial measures. For further clarity:
“ARR” or “Annual Recurring Revenue” means subscription, maintenance, and support revenues (with the non-GAAP adjustments described above) during the fourth fiscal quarter, multiplied by four.
“EBITDA” means Adjusted EBITDA as described in the Company’s Annual Report on Form 10-K (with the non-GAAP adjustments described above), and EBITDA as a percentage of Revenue refers to Adjusted EBITDA divided by Revenue.
“Revenue” means income from normal business activities (with the non-GAAP adjustments described above).
The “TSR Percentile Ranking” is the comparison of Total Shareholder Return of the Company against the Total Shareholder Return of all companies included in the S&P 400 at the beginning of the Performance Period (excluding any companies that are added to the S&P 400 during the Performance Period and excluding those companies that are not members of the S&P 400 as of the end of the Performance Period), where:
“Total Shareholder Return” means the quotient of:

(i)
the Trailing Average Price of the applicable issuer’s shares at the end of the Performance Period minus the Trailing Average Price of such issuer’s shares at the beginning of the Performance Period, plus assumed reinvestment as of the ex-dividend date of ordinary and extraordinary cash dividends, if any, paid by such issuer during the Performance Period, divided by

(ii)	the Trailing Average Price of such issuer’s shares at the beginning of the Performance Period, and “Trailing Average Price” means the average of the closing prices of the applicable shares for the 60 trading days ending on the applicable measurement date, with adjustments to share prices and dividend payments to reflect stock splits during the Performance Period.
4.    Adjustments and Exclusions:
The Performance Goals shall be subject to the following adjustments and exclusions:

(a)
Changes in Accounting Policies. All financial metrics shall be calculated without regard to changes in Critical Accounting Policies identified in the Company’s SEC filings or any required changes in reporting of non-GAAP financial results effective after the date of this Award Agreement.

(b)
Acquisitions. In the case of acquisitions by the Company completed during the Performance Period that represent more than 10% of the Revenue recognized by the Company during the twelve-month period preceding the consummation of the acquisition, all Revenue attributable to such acquired businesses will be excluded from the determinations of the attainment level for each Performance Goal.

(c)	Divestitures. In the case of divestitures completed during the Performance Period of one or more businesses or segments of the Company’s business, where

(i)
Revenue attributable to an individual business or segment of a business that is divested represents more than 1% of the Company’s Revenue during the twelve-month period ending on the completion date of the divestiture, or

(ii)
Revenue attributable to the aggregate businesses or business segments that are divested represent more than 1.5% of the Company’s Revenue (such percentage calculated as (x) the sum of the Revenue attributable to each business or segment that is divested, using Revenue during the twelve-month period ending on the date that the applicable divestiture is completed, compared to (y) the Revenue recognized by the Company during the final twelve-months of the Performance Period), then proportional adjustments will be made to the Performance Goal attainment levels to eliminate the Revenue attributable to such divestitures and the corresponding attainment percentages set forth under the Revenue & EBITDA Factor and/or the ARR Factor to provide approximately similar attainment percentages as if the divestiture(s) had not occurred.

(d)
Other Adjustments. At all times, the Administrator retains the right to make other adjustments, at its sole discretion, to the Performance Goals or the definition of or methods of determining the financial metrics hereunder, provided that such adjustments do not increase the maximum number of Performance Stock Units that would otherwise vest under this Award Agreement.

APPENDIX TO

TRIMBLE INC.
AMENDED AND RESTATED 2002 STOCK PLAN
GLOBAL PERFORMANCE STOCK UNIT
AWARD AGREEMENT

TERMS AND CONDITIONS
This Appendix, which is part of the Award Agreement, includes additional or different terms and conditions that govern the Performance Stock Units and that will apply to you if you are in one of the countries listed below. Unless otherwise defined herein, capitalized terms set forth in this Appendix shall have the meanings ascribed to them in the Plan or the Award Agreement, as applicable.
If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, are considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the date of grant, the Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to you under these circumstances.
NOTIFICATIONS
This Appendix also includes information regarding securities, exchange control and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2019. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because such information may be outdated when you vest in this Award and/or sell any Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation. As a result, the Company is not in a position to assure you of any particular result. You, therefore, are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your particular situation.
Finally, if you are a citizen or resident of a country other than that in which you currently are working and/or residing, are considered a resident of another country for local law purposes or transfer employment and/or residency to a different country after the date of grant, the information contained herein may not apply in the same manner to you.
BELGIUM
NOTIFICATIONS
Foreign Asset/Account Reporting Information. You are required to report any bank or brokerage accounts held outside of Belgium in your annual tax return. In a separate report, you are required to provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.
CANADA
TERMS AND CONDITIONS
Settlement. The following provision replaces the “Settlement” section of the Award Agreement:
For each vested Performance Stock Units, you shall be entitled to receive a number of Shares equal to the number of Performance Stock Units vesting on such vesting date. Such payment in the form of Shares shall be made as soon as practicable, but no later than 60 days, following the date of vesting.
The discretion to settle the Performance Stock Units in cash as described in the Award Agreement and the Plan is not applicable to Performance Stock Units granted to Service Providers in Canada.
Nature of Award. The following provision replaces paragraph (11) of the “Nature of Award” section of the Award Agreement:
For purposes of the Award, your relationship as a Service Provider will be considered terminated as of the earliest of (a) the date that your relationship as a Service Provider with the Company or one of its Subsidiaries or Affiliates is terminated; (b) the date on which you receive a written notice of termination of your relationship as a Service Provider, regardless of any notice period or period of pay in lieu of such notice required under any employment law in the country where you reside (including, but not limited to, statutory law, regulatory law and/or common law), even if such law is otherwise applicable to your benefits from the Employer; and (c) the date you are no longer actively providing services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are engaged as a Service Provider or the terms of your employment or service agreement, if any); unless otherwise expressly provided in this Award Agreement or determined by the Company, your right to vest in the Performance Stock Units under the Plan, if any, will terminate as of such date; the Administrator shall have the exclusive discretion to determine when you are no longer a Service Provider for purposes of your Award.
The following provisions apply if you are in Quebec:
Consent to Receive Information in English. The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir expressement souhaité que la convention [“Award Agreement”], ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.
Data Privacy. The following provision supplements the “Data Privacy” section of the Award Agreement:
You hereby authorize the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. You further authorize the Company, the Employer, any Subsidiary or Affiliate and the Company’s designated broker/third party administrator for the Plan (or such other stock plan service provider that may be selected by the Company to assist with the implementation, administration and management of the Plan) to disclose and discuss such information with their advisors. You also authorize the Company, the Employer and/or any Subsidiary or Affiliate to record such information and to keep such information in your employment file.
NOTIFICATIONS
Securities Law Information. You are permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any (or any other broker acceptable to the Company), provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the Nasdaq Global Select Market.
Foreign Asset/Account Reporting Information. You are required to report any foreign specified property, including Shares and rights to receive Shares (e.g., Performance Stock Units), annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds CAD100,000 at any time during the year. Thus, Performance Stock Units must be reported - generally at a nil cost - if the CAD100,000 cost threshold is exceeded because of other foreign property you hold. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if other Shares are also owned, this ACB may have to be averaged with the ACB of the other Shares. The Form T1135 generally must be filed by April 30 of the following year. You understand and agree you should consult your personal legal advisor to ensure compliance with applicable reporting obligations.
FINLAND
There are no country-specific terms and conditions.
FRANCE
TERMS AND CONDITIONS
Performance Stock Units Not Tax-Qualified. You understand that this Award is not intended to be French tax-qualified.
Consent to Receive Information in English. By accepting the grant of Performance Stock Units and the Award Agreement, which provides for the terms and conditions of your Performance Stock Units, you confirm having read and understood the documents relating to this Award, which were provided to you in English. You accept the terms of those documents accordingly.
En acceptant cette attribution gratuite d’actions et ce contrat qui contient les termes et conditions de vos actions gratuites, vous confirmez avoir lu et compris les documents relatifs à cette attribution qui vous ont été transmis en langue anglaise. Vous acceptez ainsi les conditions et termes de ces documents.
NOTIFICATIONS
Foreign Asset/Account Information. If you hold securities outside of France (including Shares acquired under the Plan) or maintain a foreign bank account, you are required to report the maintenance of such to the French tax authorities when filing your annual tax return.

GERMANY
NOTIFICATIONS
Exchange Control Information. Cross-border payments in excess of € 12,500 must be reported monthly to the German Federal Bank. If you make or receive a payment in excess of this amount, you must report the payment to the German Federal Bank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via the German Federal Bank’s website (www.bundesbank.de).
Foreign Asset / Account Reporting Information. If your acquisition of Shares under the Plan leads to a so-called qualified participation at any point during the calendar year, you will need to report the acquisition when you file your tax return for the relevant year. A qualified participation is attained if (i) the value of the shares acquired exceeds EUR 150,000 or (ii) in the unlikely event you hold Shares exceeding 10% of the Company's total Common Stock.
NEW ZEALAND
NOTIFICATIONS
Securities Law Information. You are being offered Performance Stock Units which, if vested, will entitle you to acquire Shares in accordance with the terms of the Award Agreement and the Plan. The Shares, if issued, will give you a stake in the ownership of the Company. You may receive a return if dividends are paid.
If the Company runs into financial difficulties and is wound up, you will be paid only after all creditors and holders of preference shares (if any) have been paid. You may lose some or all of your investment, if any.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment. Ask questions, read all documents carefully, and seek independent financial advice before committing yourself.
The Shares are quoted on the Nasdaq Global Select Market (the “Nasdaq”). This means that if you acquire Shares under the Plan, you may be able to sell the Shares on the Nasdaq if there are interested buyers. You may get less than you invested. The price will depend on the demand for the Shares.
For information on risk factors impacting the Company's business that may affect the value of the Shares, you should refer to the risk factors discussion in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company's “Investor Relations” website at http://investor.trimble.com/.
UNITED KINGDOM
TERMS AND CONDITIONS
Settlement. The following provision supplements the “Settlement” section of the Award Agreement:
For each vested Performance Stock Unit, you shall be entitled to receive a number of Shares equal to the number of Performance Stock Units vesting on such vesting date. Such payment in the form of Shares shall be made as soon as practicable, but no later than 60 days, following the date of vesting.
The discretion to settle the Performance Stock Units in cash as described in the Plan is not applicable to Performance Stock Units granted to Service Providers in the United Kingdom.
Tax Obligations. The following provision supplements the “Tax Obligations” section of the Award Agreement:
Without limitation to the “Tax Obligations” section of the Award Agreement, you understand and agree you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay, withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.
Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act, the terms of the immediately foregoing provision will not apply. In the event that you are a director or executive officer and income tax is not collected from or paid by you within 90 days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions (“NICs”) may be payable. You understand that you will be responsible for reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as applicable) for the value of any employee NICs due on this additional benefit.

Joint Election. As a condition of participation in the Plan and the vesting of the Performance Stock Units, you agree to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the Performance Stock Units and any event giving rise to Tax-Related Items (the “Employer NICs”). Without prejudice to the foregoing, you agree to execute a joint election with the Company, the form of such joint election having been approved formally by Her Majesty’s Revenue and Customs (“HMRC”) (the “Joint Election”), and any other required consent or election to accomplish the transfer of Employer NICs to you. You further agree to execute such other joint elections as may be required between you and any successor to the Company or the Employer. You further agree that the Company or the Employer may collect the Employer NICs from you by any of the means set forth in the “Tax Obligations” section of the Award Agreement.
If you do not enter into a Joint Election prior to the vesting of the Performance Stock Units or any other event giving rise to Tax-Related Items or if approval of the joint election has been withdrawn by HMRC, you will not be entitled to vest in the Performance Stock Units or receive any benefit in connection with the Performance Stock Units unless and until you enter into a Joint Election, and no Shares will be issued or delivered to you under the Plan, without any liability to the Company or the Employer.

TRIMBLE INC.
AMENDED AND RESTATED 2002 STOCK PLAN
Important Note on the Joint Election to Transfer
Employer National Insurance Contributions
As a condition of participation in the Trimble Inc. Amended and Restated 2002 Stock Plan (the “Plan”) and the vesting of any performance stock units (“Performance Stock Units”) that may be granted to you by Trimble Inc. (the “Company”), you are required to enter into a joint election to transfer to you any liability for employer secondary Class 1 National Insurance contributions (the “Employer’s Liability”) that may arise in connection with any Performance Stock Units granted to you by the Company under the Plan (the “Joint Election”).
If you do not agree to enter into the Joint Election, any grant of Performance Stock Units will be worthless as you will not receive any benefit in connection with the Performance Stock Units.
By entering into the Joint Election:

•
You agree that any Employer’s Liability that may arise in connection with or pursuant to the Performance Stock Units (and the acquisition of Shares) or other taxable events in connection with the Performance Stock Units will be transferred to you; and

•	You authorise the Company and/or the Employer to recover an amount sufficient to cover this liability by any of the means set forth in the Award Agreement and/or the Joint Election.

•
You acknowledges that even if you have electronically entered into the Joint Election by accepting the Award Agreement through the Company’s online acceptance procedures, the Company or the Employer may still require you to sign a paper copy of this Joint Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Joint Election.

By accepting the Award Agreement through the Company’s online acceptance procedures with the Company’s designated broker/third party administrator for the Plan (or by signing the Joint Election, if applicable), you are agreeing to be bound by the terms of the Joint Election.
Please read the terms of the Joint Election carefully before accepting the terms of the Award Agreement and the Joint Election.
Please keep a copy of the Joint Election for your records.

TRIMBLE INC.
AMENDED AND RESTATED 2002 STOCK PLAN
Election To Transfer the Employer’s National Insurance Liability to the Employee
This Election is between:
A.    The individual who has obtained authorized access to this Joint Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive performance stock units pursuant to the Trimble Inc. Amended and Restated 2002 Stock Plan (the “Plan”), and
B.    Trimble Inc., at [Company Address] (the “Company”), which may grant performance stock units under the Plan and is entering into this Joint Election on behalf of the Employer.

1.Introduction
1.1.    This Joint Election relates to any performance stock units granted to the Employee under the Plan on or after March 15, 2017 up to the termination date of the Plan.
1.2.    In this Joint Election the following words and phrases have the following meanings:
(a)“Chargeable Event” means, in relation to the Plan:

(i)	the acquisition of securities pursuant to performance stock units (within section 477(3)(a) of ITEPA);

(ii)	the assignment (if applicable) or release of performance stock units in return for consideration (within section 477(3)(b) of ITEPA);

(iii)	the receipt of a benefit in connection with the performance stock units, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA);

(iv)	post-acquisition charges relating to the performance stock units and/or shares acquired pursuant to the performance stock units (within section 427 of ITEPA); and/or

(v)	post-acquisition charges relating to the performance stock units and/or shares acquired pursuant to the performance stock units (within section 439 of ITEPA).
(b)“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.
(c)“SSCBA” means the Social Security Contributions and Benefits Act 1992.
1.3.    This Joint Election relates to employer’s secondary Class 1 National Insurance contributions (the “Employer’s Liability”) which may arise on the occurrence of a Chargeable Event in respect of the performance stock units pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.
1.4.    This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.
1.5.    This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).
2.The Election
The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to the Employee. The Employee understands that by signing the Joint Election or by accepting the Performance Stock Unit Award Agreement through the Company’s online acceptance procedures with the Company’s designated broker/third party administrator for the Plan, he or she will become personally liable for the Employer’s Liability covered by this Joint Election. This Joint Election is made in accordance with paragraph 3B(1) of Schedule 1 to SSCBA.
3.Payment of the Employer’s Liability
3.1.The Employee hereby authorizes the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Chargeable Event:

i.	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or

ii.	directly from the Employee by payment in cash or cleared funds; and/or

iii.	by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive pursuant to the performance stock units; and/or

iv.	through any other method as set forth in the applicable Performance Stock Unit Award Agreement entered into between the Employee and the Company.
3.2.The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Employee in respect of the performance stock units until full payment of the Employer’s Liability is received.

3.3.The Company agrees to remit the Employer’s Liability to Her Majesty’s Revenue & Customs (“HMRC”) on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days if payments are made electronically).
4.Duration of Election
4.1.The Employee and the Company agree to be bound by the terms of this Joint Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.
4.2.This Election will continue in effect until the earliest of the following:

i.	the Employee and the Company agree in writing that it should cease to have effect;

ii.	on the date the Company serves written notice on the Employee terminating its effect;

iii.	on the date HMRC withdraws approval of this Joint Election; or

iv.	after due payment of the Employer’s Liability in respect of the Plan to which this Joint Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.
Acceptance by the Employee
The Employee acknowledges that by signing the Joint Election below or by accepting the Performance Stock Unit Award Agreement through the Company’s online acceptance procedures with the Company’s designated broker/third party administrator for the Plan, the Employee agrees to be bound by the terms of this Joint Election.
_____________________________
Signature
_____________________________
Employee Name
_____________________________
Date
Acceptance by the Company
The Company acknowledges that, by arranging for the scanned signature of an authorized representative to appear on this Joint Election, the Company agrees to be bound by the terms of this Joint Election.
Signed for and on behalf of the Company
____________________________
General Counsel

SCHEDULE OF EMPLOYER COMPANIES
The following are employer companies to which this Joint Election may apply:

ALK Technologies Limited

Registered Office:	Baird House 15-17 St Cross Street London, EC1N 8UW
Company Registration Number:	04735063
Corporation Tax District:
Corporation Tax Reference:	204 52184 23681
PAYE Reference:	073/JZ45398

Amtech Group Limited

Registered Office:	Bank House 171 Midsummer Boulevard Milton Keynes, MK9 1EB
Company Registration Number:	05801504
Corporation Tax District:
Corporation Tax Reference:	[insert]
PAYE Reference:	362/YZ90419

Trimble Solutions Limited

Registered Office:	Trimble Solutions Limited Cliffe Park Way Morely, Leeds, West Yorkshire LS27 0RY
Company Registration Number:	03753064
Corporation Tax District:
Corporation Tax Reference:	36670 28216
PAYE Reference:	567/D6523

Trimble UK Limited

Registered Office:	1 Bath Street Ipswich, Suffolk 1P2 8SD
Company Registration Number:	04069823
Corporation Tax District:
Corporation Tax Reference:	346 14947 14009
PAYE Reference:	245 / VA37745

Trimble MRM Limited

Registered Office:	1 Bath Street Ispswich IP2 8SD
Company Registration Number:	04069823
Corporation Tax District:
Corporation Tax Reference:	452 14947 14009
PAYE Reference:	245 / VZ37745

UNITED STATES
There are no country-specific terms and conditions.